SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: Putnam Funds Trust series PUTNAM INVESTMENT FUND 98 -
CLASS A SHARES
Fiscal period ending:  6/30/98
Inception date (if less than 10 years of performance):  February
17, 1998


                          TOTAL RETURN

Formula   -    Average Annual Total Return:  ERV = P(1+T)       n

N    =    Number of Time Periods        1 Year    5 Years   10
Years*

P    =    Initial Investment       $NA       $NA       $1,000

ERV  =    Ending Redeemable Value  $NA       $NA       $1,094

T    =    Average Annual Total Return NA%     NA%        9.42%+*

          +this return in cumulative
          *Life of fund, if less than 10 years